Exhibit 10.5

Execution Version

SECURITY DEPOSIT AGREEMENT

dated as of November 9, 2006

by and among

SABINE PASS LNG, L.P.,

as the Company

THE BANK OF NEW YORK,

in its capacity as Collateral Trustee

and

THE BANK OF NEW YORK,

in its capacity as Depositary Agent

i

ii

This SECURITY DEPOSIT AGREEMENT, dated as of November 9, 2006 (this “Agreement”), is entered into by and among SABINE PASS LNG, L.P., a Delaware limited partnership (the “Company”), THE BANK OF NEW YORK, a New York banking corporation as Collateral Trustee (in such capacity and together with its successors in such capacity, the “Collateral Trustee”), and THE BANK OF NEW YORK, a New York banking corporation, in its capacity as Agent, bank and securities intermediary for the Secured Parties (in such capacity, the “Depositary Agent”).

RECITALS

A. Capitalized terms used in this Agreement have the meanings assigned to them above or in Article I below.

B. The Company (a) on or about the date hereof, will issue senior secured notes due November 30, 2013 and senior secured notes due November 30, 2016 (together, the “Initial Notes”) under an indenture, dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), between the Company and The Bank of New York, in its capacity as indenture trustee and (b) in the future may issue additional senior secured notes under the Indenture (together with the Initial Notes, the “Notes”) and/or may otherwise incur additional secured indebtedness ranking pari passu with the Notes (“Parity Secured Debt”).

C. As security for the Notes and other Parity Secured Debt, the Company has assigned and granted a security interest in, pursuant to certain Security Documents entered into between the Company and the Collateral Trustee, all of its right, title and interest in, to and under, all present and future property of the Company to the Collateral Trustee in trust for the benefit of the Secured Parties.

D. Pursuant to the Crest Settlement Documents, the Company and the other Pledgors are prohibited from creating or allowing to be created any lien, security interest or other encumbrance on any o the Pledgors assets for borrowed money that is senior to or pari passu with the obligations of the Pledgors to Crest and therefore the Pledgors have, under the Security Documents, granted in favor of the Collateral Trustee for the benefit of Crest, a secured Lien that is senior to the Lien granted by the Pledgors to the Collateral Trustee in favor of the Secured Parties.

E. It is a requirement under the Indenture and a condition precedent to the issuance of the Notes that the Company shall have executed and delivered this Agreement.

F. The Company and the other Pledgors intend to secure the Obligations under the Indenture and any future Parity Secured Debt on a priority basis (subject to the Obligations of the Company under the Assumption Agreement which the Company intends to secure on a priority basis to the Parity Secured Debt) and, subject to such priority, intend to secure the Obligations under the Indenture, any other Parity Lien Document and the Assumption Agreement, with Liens on all present and future Collateral to the extent that such Liens have been provided for in the applicable Security Documents.

G. The Company has granted a Lien in favor of the Collateral Trustee for the benefit of the holders of Parity Lien Obligations and the Parity Lien Representatives and may, in the future, grant a subordinated Lien in favor of the Collateral Trustee for the benefit of the holder of Junior Lien Obligations and the Junior Lien Representatives on all of its rights, titles, interests in, to and under the accounts established pursuant to this Agreement and all of the funds deposited therein or credited thereto as security for the payment and performance in full of the Secured Obligations.

H. The Collateral Trustee and the Company desire to appoint the Depositary Agent as the depositary to hold and administer money deposited in or credited to the accounts established pursuant to this Agreement and funded with, among other things, revenues received by the Company from the Project.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees with the Collateral Trustee and the Depositary Agent (each for the benefit of the Secured Parties) as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The following capitalized terms shall have the following respective meanings; provided that capitalized terms used herein but not defined in this Section 1.1 shall have the meanings ascribed to them in the Collateral Trust Agreement or, if not defined therein, Section 1.3:

“Acceptable Guarantee” means an unconditional guarantee, from an entity with long term unsecured and unguaranteed senior debt rated not less than A from S&P and A2 from Moody’s.

“Acceptable Letter of Credit” means an irrevocable letter of credit from a bank or trust company with a combined capital and surplus of at least $1,000,000,000 whose long term unsecured and unguaranteed senior debt rated not less than A from S&P and A2 from Moody’s.

“Account Collateral” has the meaning set forth in Section 2.3(a).

“Accounts” has the meaning set forth in Section 2.2.

“Asset Sale Proceeds Account” has the meaning set forth in Section 2.2(g).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of the date hereof, by and among the Company and the other Pledgors from time to time party thereto, The Bank of New York in its capacity as Trustee under the Indenture and as Collateral Trustee and any other Secured Debt Representative from time to time party thereto.

“Collateral Trustee” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Construction Account” has the meaning set forth in Section 2.2(a).

“Construction Expenses” means the construction and start-up costs of the Project (including the purchase of LNG for cool-down of the Project) and other expenses (including taxes, operating expenses, management fees and, fees due to the Trustee, the Collateral Trustee and the title company in the ordinary course in connection with the Secured Debt Documents) incidental to the financing, construction and commissioning of the Project.

“Construction Sub-Account” has the meaning set forth in Section 2.2(c).

“Debt Payment Account” has the meaning set forth in Section 2.2(e).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an “Event of Default” or similar event under the Indenture or any other Secured Debt Document.

“Depositary Agent” has the meaning set forth in the Preamble.

“Discharge Date” means the date on which the Discharge of Parity Lien obligations and the Discharge of Junior Lien Obligations has occurred.

“Distribution Account” has the meaning set forth in Section 2.2(f).

“DSR Account” has the meaning set forth in Section 2.2(b).

“Event of Default” means an “Event of Default” or similar event under the Indenture or any other Secured Debt Document.

“Event of Loss” means, whether in respect of a single event or a series of related events, any of the following:

(1) any loss, destruction or damage of the Project;

(2) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of the Project, or confiscation of the Project or the requisition of the use of the Project in each case by a governmental authority; or

(3) any settlement in lieu of clause (2) above.

“Financial Assets” has the meaning set forth in Section 2.4.

“Guarantors” means each Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, and such Person’s respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Indemnified Person” means the Depositary Agent, including its officers, directors, agents, Affiliates and employees.

“Interest Payment Dates” means May 30 and November 30 of each year, commencing on May 30, 2007, or if any such day is not a Business Day, the next succeeding Business Day.

“Interest Payment Sub-Account” has the meaning set forth in Section 2.2(e)

“Loss Proceeds Account” has the meaning set forth in Section 2.2(h)

“Management Services Agreement” means the agreement dated February 25, 2005 between the Company and the Sabine GP for the management, administration, development and operation of the Project and for the management and administration of the Company, as amended and in effect from time to time.

“Monthly Date” means the last Business Day of each month.

“Monthly Transfer Date” has the meaning set forth in Section 3.2(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of:

(1) the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof);

(2) amounts required to be and actually applied to the repayment of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees) permitted under the Indenture that is secured by a Permitted Lien on the asset or assets that were the subject of such Event of Loss that ranks prior to the security interest of the Collateral Trustee in those assets; and

(3) any taxes or tax distributions paid or payable as a result of the receipt of such cash proceeds.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“O&M Agreement” means the agreement between the Company and the Operator for the operation of the Project, as amended and in effect from time to time.

“Officer’s Certificate” means an officer’s certificate delivered by the Company in the form of Appendix A attached hereto.

“Operating Account” means the Account of such name established pursuant to Section 2.2(d).

“Operating Period Required Amount” has the meaning set forth in Section 3.5(a)(iii).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following: (a) general and administrative expenses including expense reimbursements payable to the manager pursuant to the Partnership Agreement and for ordinary course fees and costs of the manager pursuant to the Management Services Agreement plus (b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement plus (c) insurance costs payable during such period plus (d) applicable sales and excise taxes (if any) payable or reimbursable by the Company during such period plus (e) franchise taxes payable by the Company during such period plus (f) property taxes payable by the Company during such period plus (g) any other direct taxes (if any) payable by the Company during such period plus (h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (j) all other cash expenses payable by the Company in the ordinary course of business. Operation and Maintenance Expenses shall exclude, to the extent included above: (i) payments into any of the Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) any capital expenditure including permitted capital expenditures and (v) any payments of any kind with respect to any restoration during such period.

“Operator” means Cheniere LNG O&M Services, L.P. or such other person from time to time party to the O&M Agreement as ‘Operator’.

“Parent” means Cheniere Energy, Inc., a Delaware corporation.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Company, effective as of November 9, 2006, as amended and in effect from time to time.

“Permitted Investments” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(d) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(g) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (f) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Collateral Trustee or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s.

“Phase 1” means the initial 2.6 billion cubic feet per day of regasification capacity of the Project, including the construction of three LNG storage tanks, two unloading docks, vaporizers and related facilities.

“Phase 2” means the additional two LNG storage tanks, vaporizers and related facilities required to enable the Project to achieve a maximum regasification capacity of 4.0 billion cubic feet per day.

“Phase 2 EPC Arrangements” means the arrangements for the engineering, procurement and construction of Phase 2 by the Company with Bechtel Corporation, Remedial Construction Services, L.P., Diamond LNG LLC and Zachry Construction Corporation, respectively, in connection with the construction of Phase 2.

“Phase 1 EPC Contract” means the lump sum turnkey agreement for the engineering, procurement and construction of Phase 1 by and between the Company and the Bechtel Corporation dated as of December 18, 2004, as amended and in effect from time to time.

“Phase 1 Target Completion” has the meaning given to “Target Completion” in the Phase 1 EPC Contract.

“Principal Payment Sub-Account” has the meaning set forth in Section 2.2(e).

“Project” means the Company’s LNG receiving terminal in Cameron Parish, Louisiana, including associated storage tanks, unloading docks, vaporizers, tugs and related facilities.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Required Debt Payment Amount” means, on any date of determination thereof, the amount equal to (1) the aggregate amount of interest on the Notes due on the immediately succeeding Interest Payment Date, multiplied by (2) the number of months passed since the preceding Interest Payments Date, divided by (3) six.

“Restricted Payment” has the meaning set forth in the Indenture.

“Restricted Payment Conditions” means:

(1) no Default or Event of Default (as defined in the Indenture) has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company has successfully achieved Phase 1 Target Completion; and

(3) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period (or if fewer than four fiscal quarters have elapsed since the achievement of Phase 1 Target Completion, the number of full fiscal quarters that have elapsed), have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the Indenture) test set forth in Section 4.09(a) of the Indenture (for the avoidance of doubt, the Restricted Payment itself will not be considered in such pro forma calculation); and

(4) the Debt Payment Account has on deposit the Required Debt Payment Amount; and

(5) the DSR Account has on deposit the Operating Period Required Amount.

“Restricted Subsidiary” has the meaning provided in the Indenture.

“Revenue Account” means the Account of such name established pursuant to Section 2.2(c).

“S&P” means Standard & Poor’s Ratings Group.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee, and

(2) all Obligations with respect to the items listed in the preceding clause (1).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of this Indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Law.

“State Tax Sharing Agreement” has the meaning provided in the Indenture.

“Subsidiary” has the meaning provided in the Indenture.

“Trigger Event Date” has the meaning set forth in Section 3.13(a).

“Withdrawal Certificate” means a Withdrawal Certificate delivered by the Company substantially in the form of Appendix B attached hereto.

Section 1.2 Interpretation. The rules of interpretation set forth in Section 1.2 of the Collateral Trust Agreement shall apply to, and are hereby incorporated by reference in, this Agreement.

Section 1.3 Uniform Commercial Code Definitions. All terms defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE II

APPOINTMENT OF DEPOSITARY AGENT; ESTABLISHMENT OF ACCOUNTS

Section 2.1 Acceptance of Appointment of Depositary Agent.

(a) The Depositary Agent hereby agrees to act as depositary agent, as “securities intermediary” (within the meaning of Section 8-102(14) of the UCC) with respect to the Accounts and the Financial Assets credited to such Accounts, and as “bank” (within the meaning of 9-102(a) of the UCC) with respect to the Accounts and credit balances not constituting Financial Assets credited thereto and to accept all cash, payments, other amounts and Permitted Investments to be delivered to or held by the Depositary Agent pursuant to the terms of this Agreement. The Depositary Agent shall hold and safeguard the Accounts during the term of this Agreement in accordance with the provisions of this Agreement.

(b) The Company shall not have any rights to withdraw or transfer funds from the Accounts, as third party beneficiary or otherwise, except as permitted by this Agreement and to direct the investment of monies held in the Accounts as permitted by Section 3.10.

Section 2.2 Establishment of Accounts. The Depositary Agent hereby establishes the following accounts (inclusive of any sub-account thereof unless otherwise specified herein, the “Accounts”) in the name of the Company and in the form of trust accounts and sub-accounts thereof, which shall be maintained at all times until the termination of this Agreement:

(a) an Account entitled “Sabine LNG Construction Account” (the “Construction Account”);

(b) an Account entitled “Sabine LNG DSR Account” (the “DSR Account”);

(c) an Account entitled “Sabine LNG Revenue Account” (the “Revenue Account”), within which a sub-account entitled “Sabine LNG Construction Sub-Account” (the “Construction Sub-Account”) shall be established and maintained;

(d) an Account entitled “Sabine LNG Operating Account” (the “Operating Account”);

(e) an Account entitled “Sabine LNG Debt Payment Account” (the “Debt Payment Account”), within which a sub-account entitled “Principal Payment Sub-Account” (the “Principal Payment Sub-Account”) and a sub-account entitled “Interest Payment Sub-Account” (the “Interest Payment Sub-Account”) shall be established and maintained;

(f) an Account entitled “Sabine LNG Distribution Account” (the “Distribution Account”);

(g) an Account entitled “Sabine LNG Asset Sale Proceeds Account” (the “Asset Sale Proceeds Account”); and

(h) an Account entitled “Sabine LNG Loss Proceeds Account” (the “Loss Proceeds Account”) shall be established and maintained.

For administrative purposes, additional sub-accounts within the Accounts may be established and created by the Depositary Agent from time to time in accordance with this Agreement as separate trust accounts.

All amounts from time to time held in each Account shall be disbursed in accordance with the terms hereof, shall constitute the property of the Company and shall be (a) subject to the Lien of the Collateral Trustee (for the benefit of the Secured Parties) and

(b) held in the sole custody and “control” (within the meaning of Section 8-106(d) of the UCC) of the Collateral Trustee for the purposes and on the terms set forth in this Agreement and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Secured Obligations or any other obligation of the Company, provided, however, that the Liens on all of the Company’s rights, titles and interests in, to and under the DSR Account shall be solely for the benefit of the Trustee for the benefit of the holders of the Notes and Crest, as applicable.

Section 2.3 Security Interests.

(a) As collateral security for the prompt and complete payment and performance when due of all Secured Obligations, the Company has pledged, assigned, hypothecated and transferred to the Collateral Trustee (for the benefit of the Secured Parties) and has granted to the Collateral Trustee (for the benefit of the Secured Parties) a Lien on all of the Company’s rights, titles and interests in, to and under (i) each Account and (ii) all cash, instruments, investment property, securities, “security entitlements” (as defined in Section 8-102(a)(17) of the UCC) and other Financial Assets at any time on deposit in any Account, including all income, earnings and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any property into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing (collectively, the “Account Collateral”), provided, however, that the Liens on all of the Company’s rights, titles and interests in, to and under the DSR Account shall be solely for the benefit of the Trustee for the benefit of the holders of the Notes and Crest, as applicable. The relative priority with respect to the Liens granted pursuant to this Section 2.3(a) shall be as set forth in the Collateral Trust Agreement.

(b) The Depositary Agent is the agent of the Collateral Trustee (for the benefit of the Secured Parties) for the purpose of receiving payments contemplated hereunder and for the purpose of perfecting the Lien of the Collateral Trustee (for the benefit of the Secured Parties) in and to the Accounts and the other Account Collateral; provided that the Depositary Agent shall not be responsible to take any action to perfect or maintain the perfection of such Lien except through the performance of its express obligations hereunder or upon the written direction of the Collateral Trustee (for the benefit of the Secured Parties) complying with this Agreement. This Agreement constitutes a “security agreement” as defined in Article 9 of the UCC.

Section 2.4 Accounts Maintained as UCC “Securities Accounts”. The Depositary Agent hereby agrees and confirms that it has established the Accounts as set forth and defined in this Agreement. Depositary Agent agrees that (a) each such Account established by Depositary Agent is and will be maintained as a “securities account” (within the meaning of Section 8-501 of the UCC); (b) the Company has been designated as the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC, the “Financial Assets”) credited to such Accounts that are “securities accounts”; (c) all Financial Assets in registered form or payable to or to the order of and credited to any such Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, Depositary Agent or in blank, or credited to another securities account maintained in the name of Depositary Agent; and (d) in no case will any Financial Asset credited to any such Account be registered in the name of, payable to or to the order of, or endorsed to, the Company except to the extent the foregoing have been subsequently endorsed by the Company to Depositary Agent or in blank. Each item of Property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Account shall to the fullest extent permitted by law be treated as a Financial Asset. Until the Discharge Date, the Collateral Trustee for the benefit of the Secured Parties shall have “control” (within the meaning of Section 8-106(d)(2) or Section 9-104(a) (as applicable) of the UCC) of the Accounts and the Company’s “security entitlements” (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Account. All property delivered to the Depositary Agent pursuant to this Agreement will be promptly credited to the applicable Account. The Company hereby irrevocably directs, and the Depositary Agent (in its capacity as securities intermediary) hereby agrees, that the Depositary Agent will comply with all instructions and orders (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding each Account and any Financial Asset therein originated by the Collateral Trustee without the further consent of the Company or any other Person. In the case of a conflict between any instruction or order originated by the Collateral Trustee and any instruction or order originated by the Company or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Collateral Trustee shall prevail. The Depositary Agent shall not change the name or account number of any Account without the prior written consent of the Collateral Trustee and at least five Business Days’ prior notice to the Company, and shall not change the entitlement holder.

To the extent that the Accounts are not considered “securities accounts” (within the meaning of Section 8-501(a) of the UCC), the Accounts shall be deemed to be and maintained as “deposit accounts” (as defined in Section 9-102(a)(29) of the UCC) to the extent a security interest can be granted and perfected under the UCC in the Accounts as deposit accounts, which the Company shall maintain with the Depositary Agent acting not as a securities intermediary but as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC). The Depositary Agent shall not have title to the funds on deposit in the Accounts, and shall credit the Accounts with all receipts of interest, dividends and other income received on the Property held in the Accounts. The Depositary Agent shall administer and manage the Accounts in compliance with all the terms applicable to the Accounts pursuant to this Agreement, and shall be subject to and comply with all the obligations that the Depositary Agent owes to the Collateral Trustee with respect to the Accounts, including all subordination obligations, pursuant to the terms of this Agreement. The Depositary Agent hereby agrees to comply with any and all instructions (within the meaning of Section 9-104(a)(2) of the UCC) originated by the Collateral Trustee for the benefit of the Secured Parties directing disposition of funds and all other Property in the Accounts without any further consent of the Company or any other Person.

Section 2.5 Jurisdiction of Depositary Agent. The Company, the Collateral Trustee and the Depositary Agent agree that, for purposes of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Accounts, the jurisdiction of the Depositary Agent (in its capacity as the securities intermediary and bank) is the State of New York and the laws of the State of New York govern the establishment and operation of the Accounts.

Section 2.6 Degree of Care; Liens. The Depositary Agent shall exercise the same degree of care in administering the funds held in the Accounts and the investments purchased with such funds in accordance with the terms of this Agreement as Depositary Agent exercises in the ordinary course of its day-to-day business in administering other funds and investments for its own account and as required by Government Rules. The Depositary Agent is not party to and shall not execute and deliver, or otherwise become bound by, any agreement under which the Depositary Agent agrees with any Person other than the Collateral Trustee to comply with entitlement orders or instructions originated by such Person relating to any of the Accounts or the security entitlements that are the subject of this Agreement. The Depositary Agent shall not grant any Lien on any Financial Asset, other than any Lien granted to the Collateral Trustee under the Secured Debt Documents.

Section 2.7 Subordination of Lien; Waiver of Set-Off. In the event that the Depositary Agent has or subsequently obtains by agreement, operation of law or otherwise a Lien in any Account or in any Account Collateral, the Depositary Agent agrees that such Lien shall be subordinate to the Lien of the Collateral Trustee. The financial assets standing to the credit of the Accounts and any other Account Collateral will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Trustee (except to the extent of fees, charges and expenses incurred in connection with the purchase or sale of Permitted Investments, fees, expenses and indemnities payable to the Depositary hereunder, and returned items and chargebacks either for uncollected checks or other items of payment and transfers previously credited to one or more of the Accounts, and the Company and the Collateral Trustee hereby authorize the Depositary Agent to debit the Account for such amounts).

Section 2.8 No Other Agreements. None of the Depositary Agent, the Collateral Trustee and the Company have entered or will enter into any agreement with respect to any Account or in any Account Collateral, other than this Agreement and the other Secured Debt Documents.

Section 2.9 Notice of Adverse Claims. The Depositary Agent hereby represents that, except for the claims and interests of the Collateral Trustee and the Company in each of the Accounts, the Depositary Agent, (a) as of the Closing Date, has no actual knowledge of, and has received no written notice of, and (b) as of each date on which any Account is established pursuant to this Agreement, has received no written notice of any claim to, or interest in, any Account or in any other Account Collateral. If any Person asserts any Lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Account or in any other Account Collateral, the Depositary Agent, upon obtaining actual knowledge thereof, will promptly notify the Collateral Trustee and Company thereof.

Section 2.10 Rights and Powers of the Collateral Trustee. The rights and powers granted to the Collateral Trustee by the Secured Parties have been granted in order to, among other things, perfect their Lien in the Accounts and the other Account Collateral and to otherwise act as their agent with respect to the matters contemplated hereby.

Section 2.11 Termination. This Agreement shall remain in full force and effect until the Discharge Date.

ARTICLE III

THE ACCOUNTS

Section 3.1 Construction Account.

(a) Deposits into Construction Account. The Company shall deposit, or cause to be deposited, into the Construction Account each of the following upon receipt thereof, and the Depositary Agent shall deposit any such amounts received directly by it into the Construction Account upon receipt thereof:

(i) proceeds of $886,677,557.96 from the issuance of the Initial Notes (as defined in the Indenture);

(ii) amounts required to be transferred to the Construction Account from the Revenue Account pursuant to Section 3.2(b);

(iii) the net proceeds of any Indebtedness issued by the Company prior to Phase 1 Target Completion for construction of Phase 1 and/or Phase 2; and

(iv) any other amounts required to be transferred to the Construction Account in accordance with the terms of this Agreement or any other Secured Debt Document.

(b) Disbursements from the Construction Account.

(i) Construction Period. The Company may request disbursements from the Construction Account by submitting a duly completed and executed Withdrawal Certificate to the Depositary Agent and Trustee no more frequently than once per month. Each such Withdrawal Certificate shall include the amount of the proposed withdrawal and the purpose of the proposed withdrawal (including details regarding the nature of the relevant Construction Expenses) and a certification of an authorized officer that (A) no Event of Default under the Indenture or event of default under any other Parity Lien Document has occurred and is continuing, (B) the Company has sufficient funds (including amounts available in the Construction Account, binding equity commitments with respect to funds, anticipated insurance proceeds and/or additional borrowings available to be incurred and permitted to be incurred under the terms of the Indenture and any other Parity Lien Documents) necessary to achieve Phase 1 Target Completion and (C) the requested funds are to be used to fund obligations which are concurrently due and payable or are reasonably estimated to become due and payable within the next 45 days in each case in accordance with the then existing Construction Budget and Schedule (as defined in the Indenture). Subject to Section 3.14, upon receipt before 12:00 Noon (New York City time) on any Business Day by the Depositary Agent, Depositary Agent shall make the withdrawals, transfers and payments as specified in the applicable Withdrawal Certificate as soon as reasonably practicable, and in any event within two Business Days following receipt of such Withdrawal Certificate. Disbursements from the Construction Account shall be used solely (X) to fund Construction Expenses and (Y) subject to Section 3.2(d), to be transferred to other Accounts as expressly set forth herein.

(ii) Transfers of Interest. On each Monthly Date, the Depositary Agent will transfer interest accrued on amounts in the Construction Account to the DSR Account until an aggregate of $20,000,000 has been transferred to the DSR Account pursuant to this clause.

(iii) Phase 1 Target Completion. Upon receipt by the Depositary Agent of (A) an Officer’s Certificate certifying that Phase I Target Completion has occurred together with (B) a duly completed and executed Withdrawal Certificate from the Company, any remaining funds in the Construction Account will be applied as set forth in such Withdrawal Certificate, (1) first, to fund the Operating Account with an amount sufficient to cover any outstanding incurred Construction Expenses, operating expenses or maintenance capital expenditure and the next 45 days of the Project’s estimated operating expenses and maintenance capital expenditure; (2) second, to pay any outstanding principal on the Notes then due and payable; (3) to fund the Interest Payment Sub-Account in an amount equal to the product of (x) six minus the number of full calendar months remaining until the next Interest Payment Date, divided by six times (y) the amount of interest due on the Notes on the next Interest Payment Date; and (4) fourth, to fund any shortfall in the DSR Account such that the DSR Account contains the Operating Period Required Amount. After all funds have been applied as described in (1) through (4) above, the remaining funds, if any, shall be transferred to the Construction Sub-Account in the Revenue Account.

(c) Closing Date Deposits and Application of Funds. Notwithstanding Section 3.1(b), the Collateral Agent shall instruct the Depositary Agent to make (and the Depositary Agent shall make) such withdrawals and transfers from the Construction Account on the date hereof as are set forth in the funds flow instructions agreed to by the Company, the Initial Purchasers (as defined in the Indenture) and the Trustee and provided to the Collateral Agent. Such withdrawals and transfers may include certain estimated expenses and fees to be paid on or after the date hereof.

Section 3.2 Revenue Account.

(a) Deposits into Revenue Account.

(i) The Company shall deposit, or cause to be deposited, into the Revenue Account, all revenues of the Company, including advance reservation or similar payments under terminal use or similar agreements in respect of the Project capacity, sales tax reimbursements, all operating revenues from the Project except as otherwise expressly set forth herein and the proceeds of all Indebtedness issued by the Company except as otherwise expressly set forth herein. If any such amounts are received by the Company, the Company shall hold such payments in trust for the Depositary Agent and shall promptly remit such payments to the Depositary Agent for deposit in the Revenue Account, in the form received, with any necessary endorsements.

(ii) Any amounts transferred from the Construction Account pursuant to clause 3.1(b)(iii) above shall be deposited in the Revenue Account.

(iii) If the Depositary Agent receives monies without adequate instruction with respect to the proper Account in which such monies are to be deposited, the Depositary Agent shall deposit such monies into the Revenue Account and notify the Company and the Collateral Trustee of the receipt of such monies. Upon receipt of written instructions from the Company, the Depositary Agent shall transfer such monies from the Revenue Account to the Account specified by such instructions.

(b) Disbursements from Revenue Account prior to Phase 1 Target Completion. Prior to Phase 1 Target Completion, within two Business Days of receipt of a duly completed and executed Withdrawal Certificate from the Company, the Depositary Agent shall make the following withdrawals and transfers to the extent of monies available in the Revenue Account in the following order of priority all in accordance with such Withdrawal Certificate and this Agreement:

(i)	First, to pay Obligations then due and payable under the Assumption Agreement;

(ii)	Second, after making each applicable withdrawal and transfer specified in clause first above, to the extent that amounts on deposit in the DSR Account are not sufficient to pay interest on the Notes on the next Interest Payment Date, to the DSR Account in an amount sufficient to make such payment plus such additional amount as the Company may elect;

(iii)	Third, after making each applicable withdrawal specified in clauses first and second, if the Company has complied with the requirements of Section 3.1(b)(i) but sufficient funds for the disbursements requested by the Company pursuant to Section 3.1(b)(i) are not available in the Construction Account, an amount that, together with any amount available in the Construction Account, is sufficient for such disbursement. For avoidance of doubt, the Company must still meet all requirements of Section 3.1(b), including clause (B) thereof.

(c) Disbursements from Revenue Account following Phase 1 Target Completion. The Company hereby irrevocably authorizes the Depositary Agent to make withdrawals and transfers specified in clauses (i) through (vi) below on one day in each calendar month specified by the Company in each Withdrawal Certificate (each such date a “Monthly Transfer Date”) to the extent of monies then available in the Revenue Account and not segregated in a separate sub-account thereof or otherwise for any specific purpose expressly provided for herein, upon the receipt by the Depositary Agent of a duly completed and executed Withdrawal Certificate at least two Business Days prior to the applicable Monthly Transfer Date setting forth the amounts to be withdrawn from the Revenue Account and the amounts to be transferred in the following order of priority all in accordance with such Withdrawal Certificate and this Agreement:

(i) first, to the Operating Account, an amount sufficient to cover the succeeding 45 days of Operation and Maintenance Expenses, maintenance capital expenditures and obligations due and payable under the Assumption Agreement and, so long as the relevant state or local combined, consolidated or unitary tax return is properly filed that includes the Company and Parent, the State Tax Sharing Agreement;

(ii) second, after making each applicable withdrawal and transfer specified in clause first above, to the Interest Payment Sub-Account of the Debt Payment Account, 1/6th of the amount of interest due on the Notes and any other Parity Secured Debt on the next Interest Payment Date (plus any shortfall from any prior month subsequent to the preceding Interest Payment Date);

(iii) third, after making each applicable withdrawal and transfer specified in clause first and second above, to the Principal Payment Sub-Account of the Debt Payment Account, an amount sufficient to pay outstanding principal then due and payable or expected to be due and payable on or before the next Monthly Date on the Notes and any other Parity Secured Debt, provided that if the Company has notified the Depositary Agent and the Collateral Trustee that the Company intends to refinance any such outstanding principal then due and payable or expected to become due and payable and the Depositary Agent subsequently receives written notice from the applicable Parity Debt Representative that such payment of principal has been made in full, the Depositary Agent shall transfer the amount of such principal payment to the Revenue Account for further application in accordance with this Section 3.2(c) and provided further that the proceeds applied to refinance any such outstanding Indebtedness need not be deposited in the Revenue Account but may be paid directly to the applicable Parity Debt Representative;

(iv) fourth, after making each applicable withdrawal and transfer specified in clause first through third above, to the Distribution Account, an amount sufficient to pay Taxes payable by the Company or the Guarantors in the amounts permitted pursuant to the Indenture;

(v) fifth, after making each applicable withdrawal and transfer specified in clause first through fourth above, to the DSR Account, an amount that together with the (A) funds in such account plus (B) any Acceptable Letter of Credit or Acceptable Guarantees procured by the Company for the benefit of the Collateral Trustee equals the Operating Period Required Amount or such greater amount as the Company may elect; and

(vi) sixth, after making each applicable withdrawal and transfer specified in clause first through fifth above, to the Distribution Account for all other purposes permitted by the Indenture and other Secured Debt Documents including Restricted Payments, subject to the limitations contained in the Indenture.

(d) Construction Sub-Account. Notwithstanding the foregoing, any Indebtedness issued or incurred to complete construction of Phase 1 and/or construction of Phase 2, and not expended prior to Phase 1 Target Completion, shall be maintained in the Construction Sub-Account within the Revenue Account to pay Construction Expenses. The Company may request disbursements from the Construction Sub-Account by submitting a duly completed and executed Withdrawal Certificate to the Depositary Agent and Trustee, which Withdrawal Certificate shall state the amount of the proposed withdrawal and contain a certification of an Authorized Officer that the requested funds are required to pay Construction Expenses which are concurrently due and payable or are reasonably estimated to become due and payable within the next 45 days. Subject to Section 3.14, upon receipt before 12:00 Noon (New York City time) on any Business Day by the Depositary Agent, Depositary Agent shall make the withdrawals, transfers and payments as specified in the applicable Withdrawal Certificate as soon as reasonably practicable, and in any event within two Business Days following receipt of such Withdrawal Certificate. Any and all such amounts that the Company subsequently determines are not required to be applied to complete the funding of construction of Phase 1 or Phase 2 and the conforming provision of any Parity Lien Document shall be used to make an offer to (X) all holders of the Notes pursuant to Section 3.10 of the Indenture and (Y) other holders of Parity Secured Debt to the extent the redemption or repayment of such Parity Secured Debt is required pursuant to conforming provisions of the applicable Parity Lien Document(s). If any funds remain in the Construction Sub-Account after consummation of the aforesaid offer, such funds shall, upon the Company’s request in a duly completed and executed Withdrawal Certificate, be transferred to the Distribution Account.

Section 3.3 Debt Payment Account.

(a) Deposits into the Debt Payment Account. On each Monthly Transfer Date, to the extent funds are available in the Revenue Account for such purpose, the Depositary Agent shall transfer the amounts specified in the applicable Withdrawal Certificate to the Interest Payment Sub-Account and the Principal Payment Sub-Account as set forth in clauses (ii) and (iii) of Section 3.2(c), as applicable.

(b) Disbursements from the Debt Payment Account.

(i) On each Interest Payment Date, amounts on deposit in the Interest Payment Sub-Account shall be transferred to the Trustee to be applied to pay interest on the Notes as specified in written instructions to be given to the Depositary Agent by the Trustee.

(ii) On each other date on which interest is due on any other Parity Secured Debt, if required pursuant to the applicable Parity Lien Documents, amounts on deposit in the Interest Payment Sub-Account shall be transferred to the applicable Parity Secured Debt Representative to be applied to pay interest on such Parity Secured Debt as specified in written instructions to be given to the Depositary Agent by the applicable Parity Secured Debt Representative.

Section 3.4 Operating Account.

(a) Deposits into Operating Account. On each Monthly Transfer Date, to the extent funds are available in the Revenue Account for such purpose, the Depositary Agent shall transfer the amounts specified in the applicable Withdrawal Certificate from the Revenue Account to the Operating Account as set forth in clause (i) of Section 3.2(c).

(b) Disbursements from Operating Account. Following receipt by the Depositary Agent of a duly completed and executed Withdrawal Certificate detailing the amounts and Persons to be paid, the Depositary Agent shall transfer funds in the Operating Account to any Person to whom a payment is due, or is expected to become due within 45 days of the date of such Withdrawal Certificate, in respect of Operation and Maintenance Expenses, in each case as, when and to the extent specified in such Withdrawal Certificate.

Section 3.5 DSR Account.

(a) Deposits into DSR Account. The Company shall cause to be deposited (or, in the case of clause (iii) below with respect to amounts previously deposited, to remain on deposit) into the DSR Account:

(i) on the date hereof, an amount that, together with (A) interest expected to be earned thereon and (B) amounts expected to be transferred to the DSR Account from the Construction Account pursuant to Section 3.1(b)(ii), is expected to be sufficient to pay all interest expected to be due and payable on the Notes on the first five Interest Payment Dates;

(ii) on each Monthly Date prior to Phase 1 Target Completion, interest accrued on amounts in the Construction Account and transferred as specified in Section 3.1(b)(ii); and

(iii) on each Monthly Transfer Date from and after Phase 1 Target Completion, to the extent of funds available in the Revenue Account pursuant to clause 3.2(c)(v), (1) an amount equal to interest due and payable on the Notes on the next succeeding Interest Payment Date (as of any date of determination, the “Operating Period Required Amount”) less any amounts already on deposit in the DSR Account or (2) such greater amount as the Company may elect.

(b) Disbursements from DSR Account prior to Phase 1 Target Completion. On each Interest Payment Date prior to Phase 1 Target Completion, the Depositary Agent shall transfer from the DSR Account to the Trustee the total amount of interest then due and payable on the Notes.

(c) Disbursements from DSR Account following Phase 1 Target Completion. Following Phase 1 Target Completion, the Depositary Agent shall make the following disbursements from the DSR Account:

(i) if on any Interest Payment Date funds available in the Debt Payment Account are insufficient to pay the amount of interest then due and payable on the Notes, to the Trustee for payment of such interest, the amount necessary to make such interest payment is in full; and

(ii) if requested pursuant to a duly completed and executed Withdrawal Certificate, on any date after the Phase 1 Target Completion, to the Revenue Account, the amount of funds in the DSR Account in excess of the Operating Period Required Amount.

Section 3.6 Loss Proceeds Account.

(a) Deposits into Loss Proceeds Account. The Company shall cause all Net Loss Proceeds to be deposited into the Loss Proceeds Account.

(b) Disbursement from Loss Proceeds Account. After any Event of Loss, the Company may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no obligation to make any purchase of any notes, provided that with respect to any Event of Loss that results in Net Loss Proceeds equal to or greater than $100,000,000:

(i) the Company delivers to the Collateral Trustee within 120 days of such Event of Loss a written opinion from a reputable contractor that the Project can be rebuilt, repaired, replaced or constructed and operating within 540 days following such Event of Loss; and

(ii) the Company delivers to the Collateral Trustee within 120 days of such Event of Loss a certificate from an Authorized Officer certifying that the Company has available from Net Loss Proceeds, cash on hand, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the Indenture to complete the rebuilding, repair, replacement or construction described in clause (i) above and to pay debt service on its Indebtedness during the repair or restoration period.

(c) Excess Loss Proceeds. Any Net Loss Proceeds that are not reinvested (or committed for reinvestment by the Company) within 540 days following an Event of Loss, as required in clause (b) above, will be deemed “Excess Loss Proceeds.” If at any time the aggregate amount of Excess Loss Proceeds in the Loss Proceeds Account exceeds $100,000,000, all Excess Loss Proceeds in the Loss Proceeds Account shall be (upon receipt by Depositary Agent and Collateral Trustee of an Officer’s Certificate sufficiently describing the Company’s compliance with applicable provisions of the Indenture and any other applicable Secured Debt Documents) made available for application in connection with an “Event of Loss Offer” under and as defined in the Indenture. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, such Excess Loss Proceeds shall, upon the Company’s request in a duly completed and executed Withdrawal Certificate delivered together with a duly completed and executed Officer’s Certificate certifying to the Company’s compliance with the applicable terms of the Indenture and any other applicable Party Lien Document, be transferred to the Distribution Account.

Section 3.7 Asset Sale Proceeds Account.

(a) Deposits into Asset Sale Proceeds Account. The Company shall cause all Net Proceeds from any Asset Sale to be deposited into the Asset Sale Proceeds Account.

(b) Disbursements from Asset Sales Proceeds Account. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(i) to repay Senior Debt; or

(ii) to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (a) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such capital expenditure or purchase is not consummated within the period set forth in subclause (a), the amount not so applied will be deemed to be Excess Proceeds (as defined below)).

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds”. If at any time the aggregate amount of Excess Proceeds in the Asset Sale Proceeds Account exceeds $25,000,000, all Excess Proceeds in the Asset Sale Proceeds Account shall be (upon receipt by Depositary Agent and Collateral Trustee of an Officer’s Certificate sufficiently describing the Company’s compliance with applicable provisions of the Indenture and any other applicable Secured Debt Documents) made available for application in connection with an “Asset Sale Offer” under and as defined in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, such Excess Proceeds shall, upon the Company’s request in a duly completed and executed Withdrawal Certificate delivered together with a duly completed and executed Officer’s Certificate certifying to the Company’s compliance with the applicable terms of the Indenture and any other applicable Party Lien Document, be transferred to the Distribution Account.

Section 3.8 Distribution Account

(a) Deposits into Distribution Account. Amounts may be deposited into the Distribution Account to the extent permitted pursuant to clauses fourth and sixth of Section 3.2(c), Section 3.6(c) and Section 3.7(c)

(b) Disbursements from Distribution Account. After Phase 1 Target Completion:

(i) On each Monthly Transfer Date, after Phase 1 Target Completion, on which the Restricted Payment Conditions are satisfied and after all transfers required under Sections 3.2(c) and Section 3.9 have been made, the Depositary Agent shall, to the extent directed by the Company pursuant to a duly completed and executed Withdrawal Certificate delivered together with a duly completed and executed Officer’s Certificate certifying that the Restricted Payment Conditions have been met, received by the Depositary Agent at least two Business Days prior to the applicable payment date, make payments or distributions from the Distribution Account, to the extent of Permitted Investments on deposit in or credited to the Distribution Account and to the extent permitted under the Indenture and any other Secured Debt Documents; and

(ii) On each Monthly Transfer Date on which no Default or Event of Default has occurred or is continuing, the Company may, pursuant to a duly completed and executed Withdrawal Certificate delivered together with a duly completed and executed Officer’s Certificate certifying that no Event of Default exists, received by the Depositary Agent at least two Business Days prior to the applicable payment date, make payments or distributions from the Distribution Account to pay Construction Expenses.

Section 3.9 Invasion of Accounts.

(a) One Business Day prior to any Business Day on which (i) Operation and Maintenance Expenses are due and payable and the monies on deposit in or credited to the Operating Account are not anticipated to be adequate to pay such Operation and Maintenance Expenses or (ii) interest or principal is due and payable under the Note Documents or any other Parity Lien Documents and the monies on deposit in the Debt Payment Account (including the Interest Payment Sub-Account or Principal Payment Sub-Account, as applicable) are not anticipated to be adequate to pay such interest or principal, then the Depositary Agent shall (based on and as instructed pursuant to an Officer’s Certificate) withdraw from the Accounts specified below to the extent funds are available in such Accounts in the order of priority set forth below and transfer to the Operating Account or the Debt Service Account (including the Interest Payment Sub-Account or Principal Payment Sub-Account, as applicable) (as applicable and in an order of priority consistent with the priorities established by Section 3.1(c)) an amount sufficient to cause the balance in such Accounts (when taken together with all other amounts deposited therein or credited thereto at such time) to equal the amount of such Operation and Maintenance Expenses, interest, or principal payments (as applicable) due and payable by the Company on such Business Day:

first, from the Distribution Account; and

second, to the extent monies in the Distribution Account are not adequate for such purpose, from the Revenue Account.

Section 3.10 Investment of Accounts. (a) Amounts deposited in the Accounts under this Agreement shall, at the Company’s written request and direction, be invested by the Depositary Agent in Permitted Investments, in each case as specifically directed by the Company that will mature in such amounts and not later than such times as may be necessary to provide monies when needed to make payments from such monies as provided in this Agreement. Except as otherwise provided herein (including pursuant to Section 3.1(b)(ii)), net interest or gain received, if any, from such investments shall be deposited into the Revenue Account. Any loss shall be charged to the applicable Account. The Depositary Agent shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of such investment.

(b) Absent written instructions from the Company, the Depositary Agent shall invest the amounts held in the Accounts under this Agreement in Permitted Investments described in clause (b) of such definition. In the event that at any time amounts are funded into an Account after 11:00 am New York City time on any Business Day, the Depositary Agent shall have no obligation to invest or reinvest such amounts on the date on which such amounts are funded. Instructions with respect to the investment of amounts received into an Account after 11:00 am New York City time shall be deemed to apply for the following Business Day.

(c) If and when cash is required for the making of any transfer, disbursement or withdrawal in accordance with this Agreement (it being understood that cash shall not be required for any transfer between Accounts unless Permitted Investments do not exist in the Account from which monies are being transferred in appropriate amounts in order to permit such transfer), the Company shall cause Permitted Investments to be sold or otherwise liquidated into cash (without regard to maturity) as and to the extent necessary in order to make such transfers, disbursements or withdrawals required pursuant to this Agreement. The Depositary Agent shall comply with any instruction from the Company with respect to the liquidation of such Permitted Investments. In the event any such investments are so redeemed prior to the maturity thereof, neither the Depositary Agent nor the Collateral Trustee shall be liable for any loss, penalties, fees or expenses relating thereto.

(d) For purposes of determining responsibility for any income tax payable on account of any income or gain on any Permitted Investment hereunder, such income or gain shall be for the account of the Company. The Company shall provide the Depositary Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Depositary Agent may request.

Section 3.11 Disposition of Accounts Upon Discharge Date. If the Depositary Agent shall have received a certificate from the Collateral Trustee stating that the Discharge Date shall have occurred, all amounts remaining in the Accounts shall be remitted to the Company or as otherwise directed in writing by the Company.

Section 3.12 Account Balance Statements. The Depositary Agent shall, on a monthly basis within 15 days after the end of each month and at such other times as the Collateral Trustee or the Company may from time to time reasonably request, provide to the Collateral Trustee and the Company, fund balance statements in respect of each of the Accounts, sub-accounts and amounts held in any of the Accounts. Such balance statement shall also include deposits, withdrawals and transfers from and to any Account and sub-accounts and the net investment income or gain received and collected in each such Account and sub-account. The Depositary Agent shall maintain records of all receipts, disbursements, and investments of funds with respect to the Accounts until the third anniversary of the Discharge Date. Within 90 days after the end of each year, the Depositary Agent shall furnish to the Collateral Trustee, with a copy to the Company, a report setting forth in reasonable detail the account balance, receipts, disbursements, transfers, investment transactions and accruals for each of the Accounts and sub-accounts during such year. The Depositary Agent shall promptly notify the Collateral Trustee (with a copy to the Company) of its receipt and the amount of any funds received from any Person that is, or is required hereunder to be, deposited into any Account, specifying the Account in which such funds have been deposited. The Depositary Agent shall upon request give notice to the Collateral Trustee and the Company of the location of the Accounts and sub-accounts.

Section 3.13 Trigger Event Date. (a) On and after any date on which the Depositary Agent receives written notice from the Collateral Trustee that (i) a payment default on the Notes or any other Secured Debt Document has occurred and is continuing or (ii) an Event of Default has occurred and is continuing and the maturity of the Notes or any other Secured Debt Document has been accelerated (the date of receipt of such notice, the “Trigger Event Date”), notwithstanding anything to the contrary contained herein (including Article III), the Depositary Agent shall thereafter accept all notices and instructions required or permitted to be given to the Depositary Agent pursuant to the terms of this Agreement only from the Collateral Trustee and not from the Company or any other Person and the Depositary Agent shall not withdraw, transfer, pay or otherwise distribute any monies in any of the Accounts except pursuant to such notices and instructions from the Collateral Trustee unless the Depositary Agent shall have received notice from the Collateral Trustee that such payment default has been waived, cured or no longer exists or that the acceleration of the maturity of the Notes or such other Secured Debt Document has been rescinded, as the case may be, in which event the terms of this Section 3.13 shall thereafter be inapplicable to such payment default or acceleration, as the case may be.

(b) Within three Business Days of a Trigger Event Date, the Depositary Agent shall render an accounting of all monies in the Accounts as of such Trigger Event Date to the Collateral Trustee.

(c) All of the Collateral Trustee’s rights and remedies with respect to the Accounts and the other Account Collateral shall be subject to the terms of the Collateral Trust Agreement. Accordingly, from and after a Trigger Event Date, the Collateral Trustee shall have the right to control the Accounts, use the Account Collateral to repay the Secured Obligations and sell, dispose or realize on the Account Collateral, in each case in accordance with the Collateral Trust Agreement.

(d) From and after a Trigger Event Date, and notwithstanding anything herein to the contrary (but without limiting any of the Secured Parties’ rights or remedies under the Secured Debt Documents and in each case subject to the terms of the Collateral Trust Agreement), the Collateral Trustee (or the Depositary Agent at the Collateral Trustee’s direction) shall be permitted to (i) liquidate and make Permitted Investments, (ii) direct the disposition of the funds in each of the Accounts, (iii) pay Construction Expenses and Operation and Maintenance Expenses then due and payable and (iv) pay interest and principal in accordance with the priorities established by Section 3.2(c) and the Collateral Trust Agreement.

Section 3.14 Transfers from Accounts; Withdrawal Certificates.

(a) Whenever required under this Agreement and unless otherwise specified, all amounts required to be transferred from one Account to any other Account shall be so transferred by the Depositary Agent as soon as reasonably practicable.

(b) The Company shall not be permitted to submit to the Depositary Agent more than one Withdrawal Certificate per calendar month with respect to the Construction Account, Revenue Account, Operating Account and Distribution Account.

ARTICLE IV

DEPOSITARY AGENT

Section 4.1 Appointment of Depositary Agent, Powers and Immunities. The Company and the Collateral Trustee, on behalf of the Secured Parties, hereby each appoint the Depositary Agent to act as its agent hereunder, with such powers as are expressly delegated to the Depositary Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Depositary Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and no implied duties or covenants shall be read against the Depositary Agent. Without limiting the generality of the foregoing, the Depositary Agent shall take all actions as the Collateral Trustee shall direct it to perform in accordance with the express provisions of this Agreement. Notwithstanding anything to the contrary contained herein, the Depositary Agent shall not be required to take any action which is contrary to this Agreement or Government Rules. Neither the Depositary Agent nor any of its Affiliates shall be responsible to the Secured Parties for any recitals, statements, representations or warranties made by the Company contained in this Agreement or any other Project Document or Secured Debt Document or in any certificate or other document referred to or provided for in, or received by any Secured Party under this Agreement or any other Project Document or Secured Debt Document for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Depositary Agent Agreement or any other Project Document or any other document referred to or provided for herein or therein or for any failure by the Company to perform its obligations hereunder or thereunder. The Depositary Agent shall not be required to ascertain or inquire as to the performance by the Company or any other Person of any of its obligations under this Agreement or any other document or agreement contemplated hereby or thereby. The Depositary Agent shall not be (a) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Secured Debt Document or (b) responsible for any action taken or omitted to be taken by it hereunder (except for its own gross negligence or willful misconduct) or in connection with any other Secured Debt Document. Except as otherwise provided under this Agreement, the Depositary Agent shall take action under this Agreement only as it shall be directed in writing. Whenever in the administration of this Agreement the Depositary Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Depositary Agent taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by an Officer’s Certificate of the Company or a certificate of an officer of the Collateral Trustee, if appropriate. The Depositary Agent shall have the right at any time to seek instructions concerning the administration of this Agreement from the Collateral Trustee, the Company or any court of competent jurisdiction. The Depositary Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Depositary Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Depositary Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Depositary Agent was grossly negligent or acting with willful misconduct in ascertaining the pertinent facts. The Depositary Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any agent, attorney, custodian or nominee so appointed. Neither the Depositary Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this Agreement or in connection therewith except to the extent caused by the Depositary Agent’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The Depositary Agent shall not be deemed to have knowledge of an Event of Default unless the Depositary Agent shall have received written notice thereof. The rights, privileges, protections and benefits given to the Depositary Agent, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Depositary Agent in each of its capacities hereunder, and to each agent, custodian and other Persons employed by the Collateral Trustee in accordance herewith to act hereunder.

Section 4.2 Reliance by Depositary Agent. The Depositary Agent shall be entitled to conclusively rely upon and shall not be bound to make any investigation into the facts or matters stated in any certificate of the Company or Collateral Trustee, or any other notice or other document (including any electronic transmission, cable, telegram or telecopy) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statement of legal counsel, independent accountants and other experts selected by the Depositary Agent and shall have no liability for its actions taken thereupon, unless due to the Depositary Agent’s willful misconduct or gross negligence. Without limiting the foregoing, the Depositary Agent shall be required to make payments to the Collateral Trustee only as set forth herein. The Depositary Agent shall be fully justified in failing or refusing to take any action under this Agreement (a) if such action would, in the reasonable opinion of the Depositary Agent, be contrary to applicable Government Rule or the terms of this Agreement, (b) if such action is not specifically provided for in this Agreement and it shall not have received any such advice or concurrence of the Collateral Trustee as it deems appropriate or (c) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Agreement (whether such action is or is intended to be an action of the Depositary Agent or the Collateral Trustee), it shall not first be indemnified to its satisfaction by the Secured Parties (other than the Collateral Trustee (in its individual capacity) or any other agent or trustee under any of the Secured Debt Documents (in their respective individual capacities)) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Depositary Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Collateral Trustee or one or more other Secured Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 4.3 Court Orders. The Depositary Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Depositary Agent. The Depositary Agent shall not be liable to any of the parties hereto or any of the Secured Parties or their successors, heirs or personal representatives by reason of the Depositary Agent’s compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

Section 4.4 Resignation or Removal. Subject to the appointment and acceptance of a successor Depositary Agent as provided below, the Depositary Agent may resign at any time by giving 30 days’ written notice thereof to the Collateral Trustee and the Company, provided that in the event the Depositary Agent is also the Collateral Trustee, it must also at the same time resign as the Collateral Trustee. The Depositary Agent may be removed at any time with or without cause by the Collateral Trustee. So long as no Event of Default shall have then occurred and be continuing, the Company shall have the right to remove the Depositary Agent for cause upon 60 days’ notice to the Depositary Agent and the Collateral Trustee. In the event that the Depositary Agent shall decline to take any action without first receiving adequate indemnity from the Company or the Secured Parties and, having received an indemnity, shall continue to decline to take such action, the Company and the Collateral Trustee shall be deemed to have sufficient cause to remove the Depositary Agent. Notwithstanding anything to the contrary, no resignation or removal of the Depositary Agent shall be effective until: (i) a successor Depositary Agent is appointed in accordance with this Section 4.4, (ii) the resigning or removed Depositary

Agent has transferred to its successor all of its rights and obligations in its capacity as the Depositary Agent under this Agreement and the other Secured Debt Documents, and (iii) the successor Depositary Agent has executed and delivered an agreement to be bound by the terms hereof and perform all duties required of the Depositary Agent hereunder. Within 30 days of receipt of a written notice of any resignation or removal of the Depositary Agent, so long as no Event of Default shall have then occurred and be continuing, the Company shall appoint a successor Depositary Agent reasonably acceptable to the Collateral Trustee; provided, that if the Collateral Trustee does not confirm such acceptance or reject such appointee in writing within 30 days following selection of such successor by the Company, then it shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Depositary Agent hereunder. If no successor Depositary Agent shall have been appointed by the Company and shall have accepted such appointment within 30 days after the retiring Depositary Agent’s giving of notice of resignation or the removal of the retiring Depositary Agent or if an Event of Default shall have then occurred and be continuing, then the retiring Depositary Agent may apply to a court of competent jurisdiction to appoint a successor Depositary Agent, which shall be a bank or trust company which has an office in New York, New York and that has a combined capital surplus of at least $500,000,000 or at least $100,000,000 and is a wholly owned subsidiary of a bank or trust company that has a combined capital surplus of at least $500,000,000 and is reasonably acceptable to the Collateral Trustee; provided, that if the Collateral Trustee does not confirm such acceptance or reject such appointee in writing within 30 days following selection of such successor by the retiring Depositary Agent, then it shall be deemed to have given acceptance thereof and such successor shall be deemed appointed as the Depositary Agent hereunder. Upon the acceptance of any appointment as Depositary Agent hereunder by the successor Depositary Agent, (a) such successor Depositary Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Depositary Agent, and the retiring Depositary Agent shall be discharged from its duties and obligations hereunder and (b) the retiring Depositary Agent shall promptly transfer all monies and Permitted Investments within its possession or control to the possession or control of the successor Depositary Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Depositary Agent with respect to the monies and Permitted Investments to the successor Depositary Agent. After the retiring Depositary Agent’s resignation or removal hereunder as Depositary Agent, the provisions of this Article IV and of Article V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Depositary Agent. Any corporation into which the Depositary Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Depositary Agent shall be a party, or any corporation succeeding to the business of the Depositary Agent shall be the successor of the Depositary Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

ARTICLE V

EXPENSES; INDEMNIFICATION; FEES

Section 5.1 Compensation and Expenses. The Company agrees to pay to the Depositary Agent (a) the Depositary Agent’s fees in accordance with a fee schedule provided by the Depositary Agent to the Company prior to the date hereof and (b) the amount of any and all of the Depositary Agent’s reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and expenses of its counsel (and any local counsel) and of any accountants, experts or agents, which the Depositary Agent may incur in connection with (i) the administration of this Security Deposit Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Account Collateral or (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Depositary Agent under this Secured Deposit Agreement.

Section 5.2 Indemnification.

(a) The Company, whether or not any of the transactions contemplated hereby shall be consummated, hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person in any way relating to or arising or alleged to arise out of: (a) the financing, ownership, operation or maintenance of the Project, or any part thereof; (b) any latent or other defects in the Project whether or not discoverable by an Indemnified Person or the Company; (c) any violation of environmental laws, environmental claims or other loss of or damage relating to the Project; (d) any breach by the Company of any of its representations or warranties under the Secured Debt Documents or failure by the Company to perform or observe any covenant or agreement to be performed by it under any of the Secured Debt Documents; (e) personal injury, death or property damage relating to the Project, including Claims based on strict liability in tort and (f) this Agreement and the transactions contemplated hereby (including the performance by the Depositary Agent of its duties, rights and obligations hereunder); provided, that the foregoing indemnities in clauses (a) through (f) shall not, as to any Indemnified Person, apply to Claims to the extent they arise out of or result from (i) the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable judgment by a court of competent jurisdiction, (ii) any breach of any obligation or representation or warranty of such Indemnified Person under any Secured Debt Document, or (iii) any taxes (other than taxes incurred by such Indemnified Person as a result of its receipt of an amount payable under this Section 5.2(a)) owed by the Indemnified Person in its individual capacity.

(b) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in clause (a) may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred pursuant to clause (a) by any Indemnified Person.

(c) The agreements in this Section 5.2 shall survive termination of this Agreement.

Section 5.3 Prompt Payment. All amounts due under this Article V shall be payable by the Company within ten days after receipt of written demand therefor.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments; Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company herefrom shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and is otherwise in accordance with the terms of the Collateral Trust Agreement. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

Section 6.2 Addresses for Notices. All notices, requests and other communications provided for hereunder shall be in writing and, except as otherwise required by the provisions of this Agreement, shall be sufficiently given and shall be deemed given when personally delivered or, if mailed by registered or certified mail, postage prepaid, or sent by overnight delivery or telecopy, upon receipt by the addressee, in each case addressed to the parties as follows (or such other address as shall be designated by such party in a written notice to each other party):

Company:	Sabine Pass LNG, L.P.
717 Texas Ave. Suite 3100
Houston, TX
Attention: Graham McArthur
Fax: (713) 659-5459
email: gmcarthur@cheniere.com

Collateral Trustee:	The Bank of New York
as Collateral Trustee
101 Barclay Street 8W
New York, NY 10286
Attention: Corporate Trust Administration
Fax: (212) 815-5707

Depositary Agent:	The Bank of New York
as Depositary Agent
101 Barclay Street 8W
New York, NY 10286
Attention: Corporate Trust Administration
Fax: (212) 815-5707

Section 6.3 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. THE COMPANY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN THE STATE OF NEW YORK. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE COMPANY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE COLLATERAL TRUSTEE. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS REFERRED TO IN SECTION 6.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

(c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 6.4 Headings. Section and Article headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 6.5 Limited Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of the Secured Parties.

Section 6.6 No Waiver. No failure on the part of the Depositary Agent, the Collateral Trustee or any of the Secured Parties or any of their nominees or representatives to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Depositary Agent, the Collateral Trustee or any of the Secured Parties or any of their nominees or representatives of any right, power or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right, power or remedy, nor shall any waiver of any single Event of Default or other breach or default be deemed a waiver of any other Event of Default or other breach or default theretofore or thereafter occurring.

Section 6.7 Severability. If any provision of this Agreement or the application thereof shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such remaining provisions shall not be affected thereby and (b) each such remaining provision shall be enforced to the greatest extent permitted by law.

Section 6.8 Successors and Assigns. All covenants, agreements, representations and warranties in this Agreement by each party hereto shall bind and, to the extent permitted hereby, shall inure to the benefit of and be enforceable by their respective successors and assigns and the Secured Parties, whether so expressed or not.

Section 6.9 Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

Section 6.10 Regarding the Collateral Trustee. The Collateral Trustee shall be afforded all of the rights, powers, protections, immunities and indemnities set forth in the Collateral Trust Agreement as if the same were specifically set forth herein.

Section 6.11 Intercreditor Provisions. In the event of any conflict between the provisions set forth in this Agreement and those set forth in the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall supersede and control the terms and provisions of this Agreement.

Section 6.12 Force Majeure. In no event shall the Collateral Trustee or Depositary Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Trustee or Depositary Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 6.13 Consequential Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall any of the parties hereto be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if such party has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

Section 6.14 Patriot Act. The Company hereby acknowledges that the Depositary Agent is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Company must obtain, verify and record information that allows the Depositary Agent to identify the Company. Accordingly, prior to opening an Account hereunder the Depositary Agent will ask the Company to provide certain information including, but not limited to, the Company’s name, physical address, tax identification number and other information that will help the Depositary Agent to identify and verify the Company’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Company agrees that the Depositary Agent cannot open an Account hereunder unless and until the Company verifies the Company’s identity in accordance with its CIP.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Security Deposit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG–GP, Inc., its general partner

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

Signature Page – Security Deposit Agreement

THE BANK OF NEW YORK, not individually but solely in its capacity as Collateral Trustee

By:	/s/ Beata Hryniewicka
Name:	Beata Hryniewicka
Title:	Assistant Vice President

Signature Page – Security Deposit Agreement

THE BANK OF NEW YORK not individually but solely in its capacity as Depositary Agent

By:	/s/ Beata Hryniewicka
Name:	Beata Hryniewicka
Title:	Assistant Vice President

Signature Page – Security Deposit Agreement